United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Old Mutual Advisor Funds

Address of Principal Business Office (No. & Street, City, State Zip Code):
         2750 Garden Lane
         Greenwood Village, Colorado  80121

Telephone Number (including area code): (303) 770-1733

Name and address of agent for service of process:
         David J. Bullock
         2750 Garden Lane
         Greenwood Village, Colorado  80121


Copies to:

         Carl Frischling, Esq.
         Kramer Levin Naftalis & Frankel LLP
         919 Third Avenue
         New York, New York  10022
         (212) 715-9100
and to:
         John M. Zerr, Esq.
         Old Mutual Capital, Inc.
         2750 Garden Lane
         Greenwood Village, Colorado  80121
         (303) 770-1733

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the Township of Tredyffrin, Commonwealth of Pennsylvania on the 1st day of June, 2004.

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                                      Signature: OLD MUTUAL ADVISOR FUNDS

                                      By: /s/ John M. Zerr
                                      ------------------------------------------
                                      John M. Zerr, Vice President and Secretary




Attest: /s/ Robert E. Putney, III
       -------------------------------------------------------------------------
       Robert E. Putney, III, Vice President and Assistant Secretary